EXHIBIT D


       COMPARISON OF WASHINGTON AND DELAWARE CORPORATE LAW


     The rights of the shareholders of Gladstone Resources, Inc., a Washington corporation ("Gladstone-Washington") are governed by the Washington Business Corporation Act ("WBCA"). The former shareholders of Gladstone-Washington will become stockholders of a Delaware corporation to be formed as a wholly-owned subsidiary of Gladstone-Washington ("Gladstone-Delaware") upon the consummation of the merger of Gladstone-Washington into Gladstone-Delaware (the "Merger"). As stockholders of Gladstone-Delaware, the shareholders' rights will differ in certain respects (in some cases materially) from those presently held under the WBCA and the Articles of Incorporation of Gladstone-Washington (the "Gladstone-Washington Articles").

     Certain differences and similarities between the rights of stockholders of Gladstone- Delaware and those of Gladstone-Washington are set forth below. This summary is not intended to be relied upon as an exhaustive list of the differences or detailed description and analysis of the provisions discussed and is qualified in its entirety by the WBCA, the Gladstone-Washington Articles, Delaware General Corporation Law ("DGCL") and the Certificate of Incorporation of Gladstone-Delaware (the "Gladstone-Delaware Certificate").

Authorized Captial

     The Gladstone-Washington Articles authorize an aggregate of 6,000,000 shares of Gladstone-Washington Common Stock.

     The Gladstone-Delaware Certificate authorizes an aggregate of 15,000,000 shares of Gladstone-Delaware Common Stock.

Business Combinations

     Under the DGCL and the Gladstone-Delaware Articles, the approval by the affirmative vote of the holders of a majority of the outstanding stock of a corporation entitled to vote on the matter is required for a merger or consolidation or sale, lease or exchange, of all or substantially all of a corporation's assets to be consummated. No vote of stockholders of a constituent corporation surviving a merger, however, is required (unless the corporation provides otherwise in its certificate of incorporation) if (i) the merger agreement does not amend the certificate of incorporation of the surviving corporation, (ii) each share of stock of the surviving corporation outstanding before the merger is an identical outstanding or treasury share after the merger, and (iii) the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to the merger. The Gladstone-Delaware Certificate does not make any provision with respect to such mergers.

     Under the WBCA, unless the WBCA, the Articles of Incorporation or the Board of Directors acting pursuant to the WBCA require a greater vote or a vote by voting groups, (i) a

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merger or share exchange must be approved by each voting group entitled to vote separately on the merger or share exchange by two-thirds (66.67%) of all the votes entitled to be cast by the voting group and (ii) the sale, lease, exchange or other disposition of all or substantially all of a corporation's assets otherwise than in the usual and regular course of business, must be approved by two thirds (66.67%) of all votes entitled to be cast on the sale, lease, exchange or other disposition. The Articles of Incorporation may provide for a lesser vote or for a lesser vote by voting groups, so long as the vote provided for each group entitled to vote separately on the matter is not less than a majority of all of the votes entitled to be cast on the matter by that voting group.

     The WBCA also provides that certain mergers need not be approved by the shareholders of the surviving corporation if (i) the articles of incorporation will not change in the merger, except for specified permitted amendments, (ii) no change occurs in the number, designations, preferences, limitations, and relative rights of shares held by those shareholders who were shareholders prior to the merger, (iii) the number of voting shares outstanding immediately after the merger, plus the voting shares issuable as a result of the merger, will not exceed the authorized voting shares specified in the surviving corporation's articles of incorporation immediately prior to the merger, and
(iv) the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger, will not exceed the authorized participating shares specified in the corporation's articles of incorporation immediately prior to the merger.

Dissenter's Rights

     Under the DGCL, stockholders generally have the right to demand and receive payment of the fair value of their stock in the event of, a merger or consolidation; provided, however, that no dissenters or appraisal rights are available for the shares of any class or series of stock which, at the record date for the meeting held to approve such transaction, were either (i) held of record by more than 2,000 stockholders or (ii) listed on a national securities exchange or, only under the DGCL, designated as a national market system security on an inter-dealer quotation system by the NASD. Even if the shares of any class or series of stock meet the requirements of clause (i) or (ii) above, appraisal rights are available for such class or series if the holders thereof receive in the merger or consolidation anything except: (a) shares of stock of the corporation surviving or resulting from such merger or consolidation; (b) shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 stockholders or, only under the DGCL, designated as a national market system security on an inter-dealer quotation system by the NASD; (c) cash in lieu of fractional shares of the corporations described in clause (a) or (b) of this sentence; or (d) any combination of shares of stock and cash in lieu of fractional shares described in the foregoing clauses (a), (b) and (c).

     Under the WBCA, shareholders generally have the right to dissent from, and to obtain payment of the fair value of their shares in the event of, a merger or consolidation, a share exchange or a sale or exchange of all or substantially all of the property of a corporation. The

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WBCA imposes significant duties on shareholders who wish to avail themselves of the right to demand and receive payment of the fair cash value of their stock, and any shareholder who does not satisfy these duties will not be entitled to payment for his or her shares. The shareholders of Gladstone-Washington will be entitled to exercise dissenters' rights in connection with the proposed Merger, and shareholders of Gladstone-Washington holding fewer than five (5) shares will be entitled to exercise dissenters' rights in connection with the Reverse Stock Split.

Business Combinations With Intrested Stockholders

     Section 203 of the DGCL generally prohibits any business combination (defined to include a variety of transactions, including (i) mergers and consolidations; (ii) sales or dispositions of assets having an aggregate market value equal to 10% or more of the aggregate market value of the corporation determined on a consolidated basis; (iii) issuances of stock (except for certain pro rata and other issuances); and (iv) disproportionate benefits from the corporation (including loans and guarantees)) between a Delaware corporation and any interested stockholder (defined generally as any person who, directly or indirectly, beneficially owns 15% or more of the outstanding voting stock of the corporation) for a period of three years after the date on which the interested stockholder became an interested stockholder. These restrictions do not apply, however, (a) if, prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder; (b) if, upon consummation of the transaction resulting in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation at the time the transaction was commenced (excluding, for the purposes of determining the number of shares outstanding, shares owned by persons who are directors and also officers and by certain employee plans of the corporation); (c) if, on or subsequent to such date, the business combination is approved by the board of directors and the holders of at least two-thirds () of the shares not involved in the transaction; or (d) under certain other circumstances.

     In addition, a Delaware corporation may adopt an amendment to its Certificate of Incorporation or Bylaws expressly electing not to be governed by Section 203 of the DGCL if, in addition to any other vote required by law, such amendment is approved by the affirmative vote of a majority of the shares entitled to vote. Such amendment will not, however, be effective until twelve (12) months after such stockholder vote and will not apply to any business combination with an interested stockholder who was such on or prior to the effective date of such amendment.

     Gladstone-Delaware has not adopted an amendment to the Gladstone-Delaware Articles electing not to be governed by
Section 203 of the DGCL. Therefore, Gladstone-Delaware will be entitled to the protections of Section 203 of the DGCL.

     Section 23B.19.040 of the WBCA generally restricts the ability of a "target corporation" (defined in the WBCA to include public corporations incorporated in Washington) to engage in significant business transactions (defined to include a variety of transactions, including (i) any merger, share exchange or consolidation; (ii) any sale, lease, exchange, mortgage, pledge,

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transfer, or other disposition or encumbrance of assets having an aggregate market value equal to 5% or more of the aggregate market value of either the assets, outstanding shares or net income of the corporation, determined on a consolidated basis;
(iii) the termination of five percent or more of the employees of the target corporation and its subsidiaries over a five-year period; (iv) any issuance, transfer or redemption of stock or options, warrants, or rights to acquire stock (except for certain pro rata and other issuance); (v) the liquidation or dissolution proposed by or pursuant to an agreement, arrangement or understanding; (vi) a reclassification of securities, including any share split, shares dividend or other distribution of shares in respect of stock, or any reverse share split, or recapitalization, or merger or consolidation, or any other transaction that has the effect of disproportionately increasing the shares of voting securities; and (vii) loans, advances, guarantees, pledges or other financial assistance or tax credits (except proportionately as a shareholder) with an acquiring person (defined generally as any person who, directly or indirectly, beneficially owns 10% or more of the outstanding voting stock of the corporation) for a period of five years after the date on which the acquiring person became an acquiring person. Additional restrictions apply to any merger, share exchange or consolidation and liquidation or dissolution. These restrictions do not apply, however, if (a) the board of directors of the corporation approved in advance either the significant business transaction or the transaction which resulted in such shareholder becoming an interested shareholder, or (b) under certain other circumstances.

Transactions With Officer or Directors

     The DGCL provides that contracts or transactions between a corporation and one or more of its officers or directors or an entity in which they have an interest is not void or voidable solely because of such interest or the participation of the director or officer in a meeting of the board or a committee which authorizes the contract or transaction if: (i) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the board or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of disinterested directors, even though the disinterested directors are less than a quorum; or (ii) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee thereof, or the stockholders.

     The WBCA sets forth a safe harbor for transactions between a corporation and one or more of its directors. A conflicting interest transaction may not be enjoined, set aside or give rise to damages if: (i) it is approved by a majority of qualified directors, but no fewer than two; (ii) it is approved by the affirmative vote of all qualified shares; or (iii) at the time of commitment, the transaction was fair to the corporation. For purposes of this provision, "qualified director" is one who does not have: (a) a conflicting interest respecting the transaction; or (b) a familial, financial, professional, or employment relationship with a second director which relationship would reasonably be expected to exert an influence on the first director's judgment when voting on the

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transaction. "Qualified shares" are defined generally as shares other than those beneficially owned, or the voting of which is controlled, by a director who has a conflicting interest respecting the transaction.

Amendments to Certificate of Incorporation

     Under the DGCL, unless otherwise provided in the Certificate of Incorporation, a proposed amendment to the Certificate of Incorporation requires the affirmative vote of a majority of all shares outstanding and entitled to be cast on the matter. If any such amendment would adversely affect the rights of any holders of shares of a class or series of stock, the vote of the holders of a majority of all outstanding shares of the class or series, voting as a class, is also necessary to authorize such amendment. The Gladstone-Delaware Certificate does not provide additional requirements regarding amendments to its Certificate of Incorporation.

     The WBCA authorizes a corporation's board of directors to make various changes to its articles of incorporation without shareholder approval. These so called housekeeping changes include changes of corporate name, and, if the corporation has only one class of shares outstanding, to change the number of outstanding shares in order to effectuate a stock split or stock dividend in the corporation's own shares or to change or eliminate provisions with respect to par value of its shares. Otherwise, amendments to a corporation's articles of incorporation must be recommended to the shareholders by the board of directors, unless the board determines that because of a conflict of interest or other special circumstances, it should make no recommendation and communicates the basis for its determination to the shareholders with the amendment. Such amendment then must be approved, in the case of a public company, by a majority of all votes entitled to be cast by each voting group which has a right to vote on the amendment.

Preemptive Rights

     Under the DGCL, a stockholder does not possess preemptive rights unless such rights are specifically granted in the Certificate of Incorporation. The Gladstone-Delaware Certificate does not provide for preemptive rights.

     Under the WBCA, a shareholder possesses preemptive rights unless such rights are specifically denied in the Articles of Incorporation. The Gladstone-Washington Articles denies preemptive rights.

Dividend Sources

     Under the DGCL, a board of directors may authorize a corporation to make distributions to its stockholders, subject to any restrictions in its Certificate of Incorporation, either (i) out of surplus; or (ii) if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Under the DGCL, no distribution out of net profits is permitted, however, if the corporation's capital is less than the amount of capital represented by

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the issued and outstanding stock of all classes having a
preference upon the distribution of assets, until such deficiency has been repaired. The Gladstone-Delaware Certificate does not provide additional requirements regarding the distribution of dividends.

     Under the WBCA, a board of directors may authorize a corporation to make distributions to its shareholders subject to any restrictions imposed by the Articles of Incorporation, provided that no distribution may be made if after giving it effect (i) the corporation would not be able to pay its debts as they become due in the usual course of business, or (ii) the corporation's total assets would be less than the sum of its total liabilities plus (unless the Articles of Incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. The Gladstone-Washington Articles do not provide additional requirements regarding the distribution of dividends.

Duration of Proxies

     Generally, under the DGCL, no proxy is valid for more than three years after its date unless otherwise provided in the proxy. The Gladstone-Delaware Bylaws do not alter the effective period of a proxy.

     Under the WBCA, no proxy is valid for more than eleven months unless a longer period is expressly provided in the proxy.
The Gladstone-Washington Bylaws do not alter the effective period of a proxy.

Stockholder Action Without a Meetng

     Under the DGCL, action requiring the vote of stockholders may be taken without a meeting, without prior notice and without a vote, by the written consent of stockholders having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and acted. The Gladstone-Delaware Certificate would eliminate the ability of stockholders to take action without a meeting of stockholders.

     Under the WBCA, action without a meeting by shareholders of corporations that are public companies may be taken only if written consents setting forth such action are signed by holders of all of the outstanding shares entitled to vote thereon.

Special Stockholder Meetings

     The DGCL provides that a special meeting of stockholders may be called by the Board of Directors or by such person or persons as may be authorized by the Certificate of Incorporation or by the Bylaws.

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     The WBCA provides that a special meeting of shareholders may be called by the Board of Directors, any person or persons authorized by the Articles of Incorporation or Bylaws, or the holders of at least 10% of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting upon one or more written demands by such holders.

Cumulative Voting

     The DGCL permits cumulative voting for the election of directors if provided for in a corporation's Certificate of Incorporation. The Gladstone-Delaware Certificate does not provide for cumulative voting for the election of directors.

     The WBCA permits cumulative voting for the election of directors unless otherwise provided in the corporation's Articles of Incorporation. The Gladstone-Washington Articles do not deny cumulative voting for the election of directors.

Number and Election of Directors

     The DGCL permits the Certificate of Incorporation or the Bylaws of a corporation to contain provisions governing the number and terms of directors. However, if the Certificate of Incorporation contains provisions fixing the number of directors, such number may not be changed without amending the Certificate of Incorporation. The Gladstone-Delaware Certificate does not fix the number of directors. The Gladstone-Delaware Bylaws permit the Board of Directors to establish the number of directors, not less than three, by action of the Board.

     The DGCL permits the Certificate of Incorporation of a corporation, the initial Bylaws or a Bylaw adopted by the stockholders to provide that directors be divided into one, two or three classes. The term of office of one class of directors shall expire each year with the terms of office of no two classes expiring the same year. Gladstone-Delaware has not established a classified Board of Directors.

     The WBCA permits the Articles of Incorporation or the Bylaws of a corporation to contain provisions governing the number and terms of directors, provided that the number of directors shall not be less than one. The terms for all directors expire at the next annual meeting of the shareholders following their election unless their terms are staggered under the provisions of the WBCA. The Gladstone-Washington Articles provide that the number of directors shall be not less than three nor more than nine.

Removal of Directors

     The DGCL provides that a director or directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors, except that (i) members of a classified board may be removed only for cause, unless the Certificate of Incorporation provides otherwise and (ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes

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cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors or of the class of directors of which such director is a part.

     The WBCA provides that the shareholders may remove one or more directors with or without cause unless the Articles of Incorporation provide that the directors may be removed only for cause, except that (i) if a director is elected by a one or more authorized classes or series of shares, only the holders of those classes or series may participate in the vote to remove him; (ii) if cumulative voting is authorized, and if less than the entire Board is to be removed, a director may not be removed if the number of votes sufficient to elect him under cumulative voting is voted against his removal, or if cumulative voting is not authorized, a director may be removed only if the number of the votes cast to remove him exceeds the number of votes cast not to remove him; and (iii) a director may be removed by the shareholders only at a meeting called for the purpose of removing him and the meeting notice shall state that the purpose or one of the purposes of the meeting is removal of a director.

Vacancies

     Under the DGCL, unless otherwise provided in the Certificate of Incorporation or the Bylaws, vacancies on the Board of Directors and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, provided that, in the case of a classified board, such vacancies and newly created directorships may be filled by a majority of the directors elected by such class, or by the sole remaining director so elected. In the case of a classified board, directors elected to fill vacancies or newly created directorships shall hold office until the next election of the class for which such directors have been chosen, and until their successors have been duly elected and qualified. In addition, if, at the time of the filing of any such vacancy or newly created directorship, the directors in office constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of outstanding shares entitled to vote for such directors, summarily order an election to fill any such vacancy or newly created directorship, or replace the directors chosen by the directors then in office. Neither the Gladstone-Delaware Certificate nor the Gladstone-Delaware Bylaws provide additional requirements regarding vacancies of directors.

     Under the WBCA, unless the Articles of Incorporation provide otherwise, if a vacancy occurs on the Board of Directors, including a vacancy resulting from an increase in the number of directors, the shareholders or the Board of Directors may fill the vacancy, except that if the directors remaining in office constitute fewer than a quorum, the board of directors may fill the vacancy by the affirmative vote of a majority of all directors remaining in office. If the vacancy was held by a director elected by a holders of one or more authorized classes or series of shares, and if such vacancy is to be filled by the shareholders, only the holders of those classes or series of shares are entitled to vote to fill such vacancy. A director chosen to fill a position resulting from

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an increase in the number of directors shall hold office until the next election of directors by the shareholders and until his or her successor shall have been elected and qualified.

Indemnification of Directors and Officers

     Under the DGCL, a corporation may indemnify a director, officer, employee or agent of a corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless the court in which such action or suit was brought or, the Delaware Court of Chancery determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. The Gladstone-Delaware Bylaws provide that such persons shall be indemnified to the fullest extent authorized by the DGCL.

     A director, officer, employee or agent who is successful, on the merits or otherwise, in defense of any proceeding subject to the DGCL's (as the case may be) indemnification provisions must be indemnified by the corporation for reasonable expenses incurred therein, including attorneys' fees. The DGCL states that any indemnification, unless ordered by a court, shall be made only upon a determination that a director or officer has met the required standard of conduct before the director or officer may be indemnified. The determination may be made (i) by a majority vote of a quorum of disinterested directors; (ii) if a quorum of disinterested directors is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel; or (iii) by the stockholders.

     The DGCL requires Gladstone-Delaware to advance reasonable expenses to a director or officer after such person provides an undertaking to repay the corporation if it is determined that the required standard of conduct has not been met. This indemnification and advancement of expenses is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Delaware corporations may procure insurance for purposes of indemnification of directors and officers.

     Under the WBCA, if authorized by the Articles of Incorporation, a Bylaw adopted or ratified by shareholders, or a resolution adopted or ratified, before or after the event, by the shareholders, a corporation has the power to indemnify a director or officer made a party to a proceeding, or advance or reimburse expenses incurred in a proceeding, under any circumstances,

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except that no such indemnification shall be allowed on account of: (i) acts or omissions of the directors finally adjudged to be intentional misconduct or a knowing violation of the law; (ii) conduct of the director finally adjudged to be an unlawful distribution; or (iii) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property or services to which the director was not legally entitled.

     Under the WBCA, a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director, officer, employee or agent against reasonable expenses (including counsel fees), judgments, settlements, penalties and fines incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation in the case of conduct in his or her official capacity as a director, officer, employee or agent and in all other cases not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of a corporation, indemnification is limited to reasonable expenses incurred in connection with the proceeding and the corporation may not indemnify a director, officer, employee or agent if the director, officer, employee or agent was adjudged to be liable to the corporation. A corporation also may not indemnify a director, officer, employee or agent in connection with any other proceeding charging improper personal benefit to the director, officer, employee or agent in which the director, officer, employee or agent was adjudged liable on the basis that personal benefit was improperly received. A director, officer, employee or agent who was wholly successful, on the merits or otherwise, in defense of any proceeding to which the director, officer, employee or agent was a party because of being a director, officer, employee or agent of the corporation must be indemnified by the corporation for reasonable expenses incurred therein in connection with the proceeding. The WBCA states that any indemnification described above in this paragraph shall be made only upon a determination that the director, officer, employee or agent has met the required standard of conduct before the director, officer, employee or agent may be indemnified. The determination shall be made (i) by a majority vote of a quorum of directors not at the time a party to the proceedings; (ii) if a quorum of directors not at the time a party to the proceedings is not obtainable, by a majority vote of a committee duly designated by the Board of Directors, consisting solely of two or more directors not at the time a party to the proceedings; or (iii) by special legal counsel.

     The WBCA permits Gladstone-Washington to pay for or reimburse the reasonable expenses of a director, officer, employee or agent who is a party to a proceeding in advance of final disposition of the proceeding if such director, officer, employee or agent provides a written affirmation of his or her good faith belief that he or she meets the standard of conduct and a written undertaking to repay the corporation if it is determined that the required standard of conduct has not been met. This indemnification and advancement of expenses is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, vote of stockholders or otherwise. Washington corporations may procure insurance for purposes of indemnification of directors and officers.

     Gladstone-Washington's Articles of Incorporation make no provision for the indemnification of its directors and officers.
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Limitation of Personal Liability of Directors

     The DGCL provides that a corporation's Certificate of Incorporation may include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director. However, no such provision can eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) violation of certain provisions of the DGCL; (iv) any transaction from which the director derived an improper personal benefit; or (v) any act or omission prior to the adoption of such a provision in the Certificate of Incorporation. The Gladstone-Delaware Certificate provides a provision eliminating the personal liability for monetary damages of its directors to the fullest extent permitted under the DGCL.

     The WBCA provides that a corporation's Articles of Incorporation may include a provision that eliminates or limits the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director. The provision, however, may not eliminate or limit liability of a director for acts or omissions that involve intentional misconduct by a director, a knowing violation of law by a director, for unlawful distributions, or for any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled. Gladstone-Washington's Articles make no provision for such limitation of liability.


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